Exhibit 10.12

Second Amendment to Sponsorship Agreement

                Reference is herein made to that certain Sponsorship Agreement dated December 16, 2004, executed by and between R. C. Boyd Enterprises, LLC, a Texas limited liability company, whose mailing address is 807 Pearl Drive, Southlake, Texas  76092, and Cano Petroleum, Inc., a Delaware corporation, whose mailing address is 801 Cherry Street, Suite 3200, Fort Worth, Texas 76102, as amended by First Amendment to Sponsorship Agreement dated effective as of August 16, 2004 (as amended, the “Agreement”).  Capitalized terms not otherwise defined in this Second Amendment to Sponsorship Agreement (“Amendment”) shall have the meanings ascribed to them in the Agreement.

                WHEREAS, the Company and Sponsor have fully and completely performed their obligations under the terms and provisions of the Agreement to date; and

                WHEREAS, the Company and Sponsor now desire to amend, supplement and alter the terms and provisions of the Agreement with respect to amended negotiations of the Agreement as provided in Section 10. of the Agreement.

                NOW, THEREFORE, for and in consideration of the premises and the mutual benefits, promises, covenants, and agreements set forth in this Amendment, the Company and Cano agree to amend, alter and supplement the Agreement as follows:

                Section 10. Term and Renewal shall be deleted in its entirety and the following substituted in place and in lieu thereof:

“10.         Term and Renewal.  The initial term of this Agreement shall be one (1) year, commencing January 1, 2005 and ending on December 31, 2005.  This Agreement may be renewed by Cano on the first and second anniversaries of the Agreement in the following manner: Cano shall give written notice to Company of its intention to renew this contract for a period of an additional one (1) year, such notice to be given not more than ninety (90) days nor less than thirty (30) days before the expiration of the initial term and/or the second term of this Agreement (if extended after the initial term).  The consideration for the second year shall be $150,000.00 (One Hundred Fifty Thousand Dollars), and the consideration for the third year shall be $150,000.00 (One Hundred Fifty Thousand Dollars).”

In all other respects, the Agreement, as amended, altered and supplemented hereby shall remain the same and unchanged as originally written and in full force and effect.

By their execution and delivery of this Amendment, Cano hereby provides and Company hereby accepts, Cano’s notice of the exercise of its option to renew the Agreement for the second year at the consideration set forth in Section 10. of the Agreement, as amended hereby.

This Amendment may be executed via facsimile and/or in multiple originals and/or counterparts, each of which shall be deemed an original for all purposes, but all such counterparts together shall constitute one and the same instrument.

                This Second Amendment to Sponsorship Agreement is executed, delivered and effective as of  the 1st day of December, 2005.

R. C. BOYD ENTERPRISES, LLC

By:	/s/ R. C. Boyd

Printed Name:	R. C. Boyd

Title:	President

CANO PETROLEUM, INC.

By:	/s/ Jeff Johnson

Printed Name:	Jeff Johnson

Title:	CEO